Filed pursuant to Rule 433
Registration Nos. 333-158531 and 333-158531-05

TERM SHEET
PartnerRe Finance B LLC

 5.500% SENIOR NOTES DUE 2020

Issuer:	PartnerRe Finance B LLC
Guarantor:	PartnerRe Ltd.
Securities:	5.500% Senior Notes due 2020
Legal Format:	SEC Registered
Amount:	$500,000,000
Ratings(1):	Moody’s Investors Service: A2 (stable) Standard & Poor’s: A (negative) Fitch: A+ (negative)
Trade Date:	March 10, 2010
Settlement Date:	March 15, 2010 (T+3)
Maturity Date:	June 1, 2020
Reference Treasury:	3.625% due February 15, 2020
Reference Treasury Yield:	3.716%
Reoffer Spread to Treasury:	+180 bps
Reoffer Yield:	5.516%
Coupon:	5.500%
Denominations:	$2,000 and multiples of $1,000
Interest Payment Dates:	Semi-annually in arrears on June 1 and December 1, beginning on June 1, 2010
Price to Public:	99.885%
Price to Issuer:	99.235%
Make-Whole Call:	Treasury plus 30 basis points
CUSIP:	70213BAA9
Book Running Managers:	Banc of America Securities LLC Barclays Capital Inc. Credit Suisse Securities (USA) LLC
Co-Managers:	J.P. Morgan Securities Inc. HSBC Securities (USA) Inc. Deutsche Bank Securities Inc. Wells Fargo Securities, LLC
(1)  An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Bookrunning Managers in the offering will arrange to send you the prospectus if you request it by contacting Banc of America Securities LLC toll-free at 1-800-294-1322, Barclays Capital Inc. toll-free at 1-888-603-5847, or the Credit Suisse Prospectus Department located at One Madison Avenue, New York, NY 10010 (telephone:  1-800-221-1037).